Exhibit 99.1

                       BERGEN BRUNSWIG REPORTS PRELIMINARY
                              THIRD QUARTER RESULTS


          Orange, CA - July 7, 1999 -- Bergen Brunswig Corporation (NYSE: BBC) today announced that based upon a review of its recent operating results the Company expects to report earnings per diluted share of $.25 to $.27 for the third quarter ended June 30, 1999 and $1.10 to $1.15 per diluted share for the fiscal year ended September 30, 1999. These estimates compare with First Call consensus analysts' estimates of $.31 for the quarter and $1.24 for the year. Final results for the quarter will be reported on July 28, 1999. The full year estimates are based upon the information the Company has to date and could be subject to adjustment if the results for the fourth quarter are different than the Company's current expectations.

          The unanticipated earnings weakness is believed to be primarily a result of negative industry trends being experienced at the Company's specialty long-term care subsidiary (PharMerica). The industry trends impacting earnings are the direct result of Medicare's revised reimbursement under the Prospective Payment System (PPS) and include among other things: (1) Lower than anticipated occupancy by Medicare-funded patients at the skilled nursing facilities PharMerica serves; (2) A significantly diminished acuity level among residents of these facilities, which is impacting overall utilization of drugs; and (3) Pricing pressure which has affected gross profit and had a greater than expected effect on bed loss resulting from the financial difficulty of nursing home customers.

          "When we completed the acquisition of PharMerica, this business had performed on target with our expectations for the March quarter and exceeded consensus estimates for the December 1998 quarter," explained Donald R. Roden, president and CEO of Bergen Brunswig Corporation. "We considered the impact of PPS in our evaluation of PharMerica and made what we thought were very significant downward revisions to revenue and profit growth in our internal models to account for these concerns. The impact of PPS has been greater than we or the industry had expected. While we expected fewer high-acuity Medicare patients to be treated by our nursing home customers, we did not anticipate that a dramatically lower percentage of Medicare residents would only be receiving oral medications.

          "Although the impact of PPS is significant in the short term and while we are hopeful it will soon be addressed through the legislative process, we are not waiting for this cure.

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          "We have developed, for immediate  implementation,  an aggressive plan for improving earnings at PharMerica by reducing costs by more than $20 million," Roden continued. "First, we will utilize the Generic Purchasing Program (GPP) for PharMerica that has been so successful in our drug company and roll out our purchasing alliance efficiencies attainable through our agreement announced earlier this year with NCS Healthcare (Nasdaq: NCSS) and Tenet Healthcare (NYSE: THC). Both of these initiatives are expected to commence by
July  30.  Secondly,   we  intend  to  reduce  operating  expenses  through  the
commencement   of   a   centralized   packaging   operation,    billing   center
consolidations, and the completion of an already initiated AS400 conversion project. Third, we will convert to a perpetual inventory and pricing system for half of our pharmacies by end of calendar 1999, with the rest completed by the end of calendar 2000. Longer term, we will be making maximum use of our highly efficient 32 drug distribution centers to streamline the delivery of product to our long term care customers while expanding our reach through our retail networks.

         "As we have publicly observed in recent months, the impact of PPS and other regulatory initiatives, as well as the difficulties inherent in the integration of newly acquired businesses, present challenges for our Company. We remain optimistic in our ability to meet these challenges as we strive to meet our goals of reducing costs and improving services within the healthcare industry and providing value to our shareowners."

         "In short," Roden concluded, "I am disappointed in the timing of these events, but I have confidence in the positive demographic trends for both our core business and in the long term care sector. The American population will continue to age, cost-conscious payers will increasingly turn to alternate sites for care, and pharmaceuticals will play an ever more significant role as the most viable and cost-effective means of treating the elderly. We believe the institutional pharmacy business will grow and that we can continue to leverage our core competencies in order to capture the opportunities inherent in this market sector."

          The results also reflect a reduction in anticipated earnings from Stadtlander Drug Company. Bergen is in disagreement with the seller and its independent auditors regarding the valuation of the net assets of Stadtlander. Additional reserve requirements that Bergen deems necessary will be recognized as a result of the post-closing audit by Bergen's independent auditors. If Bergen is unable to settle this matter with the seller, it will be arbitrated by an independent party.

          Bergen Brunswig Corporation, a Fortune 200 Company with annualized revenues of $17 billion (excludes bulk shipments to customers' warehouses), is one of the nation's leading supply channel management companies, providing pharmaceuticals, medical-surgical and specialty products as well as information management solutions and outsourcing services designed to improve cost-effectiveness and increase value for customers, patients and manufacturers across the entire healthcare spectrum. Additionally, through its wholly owned subsidiary, PharMerica, Bergen serves approximately 500,000 patients in long-term care and alternate site settings. Bergen also develops disease-specific treatment protocols and pharmacoeconomic initiatives to assist in the reduction of overall healthcare costs while improving disease management and outcomes.

          Certain of the information set forth in this press release (such as estimates of earnings for future periods; the reduction in operating expenses and the future operating results of PharMerica; the strategy for future periods; potential regulatory and legislative developments; the potential impact of PPS; industry, business and demographic trends; the ability of the Company to leverage its core competencies; and the savings to be achieved through the Company's plans) may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks,  uncertainties  and other  factors  which could cause  actual  results to differ materially from those projected or implied. Such statements may be identified by the use of forward-looking language such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negatives or other variations thereof or other similar terminology. Such risks and uncertainties include uncertainties relating to general economic conditions, the unanticipated loss of customer or supplier relationships, difficulties associated with the integration of the Company's newly acquired businesses, the impact of government regulation, competition and the other risks described in exhibit 99 to the Company's Quarterly Report on Form 10Q for the quarter ended March 31, 1999 and in other reports and exhibits filed with the Securities and Exchange Commission.